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                                                                                               EXHIBIT 11.01

                      RED ROOF INNS, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE AMOUNTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      1994            1995              1996
                                                                   ----------       ---------        ---------

Net income                                                         $ 16,860        $    18,322     $    24,064
                                                                   ========        ===========     ===========
Weighted  average number of historical common
   shares outstanding during the year                                18,400             18,400          27,362

Add - common equivalent shares (determined
   using the "treasury stock" method) representing
   shares issuable upon exercise of employee stock options              216                260             211
                                                                   --------        ------------    -----------

Weighted average number of shares used in
   calculation of income per share                                   18,616             18,660          27,573
                                                                   ========        ===========     ===========

Net income per share                                               $    .91        $      .98      $       .87
                                                                   ========        ===========     ===========
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